Exhibit 99.1

TREAN INSURANCE GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2022 RESULTS

Wayzata, MN, March 9, 2023 – Trean Insurance Group, Inc. (Nasdaq: TIG) (“Trean” or the “Company”), a leading provider of products and services to the specialty insurance market, today reported results for the fourth quarter and full year ended December 31, 2022.

Fourth Quarter and Full Year 2022 Highlights

•
Announced definitive merger agreement with affiliates of Altaris, LLC (collectively with its affiliates, “Altaris”), which currently owns approximately 47% of Trean’s outstanding common stock. The transaction is expected to close during the first half of 2023, subject to certain closing conditions, including obtaining approval of a majority of the outstanding shares of Trean common stock held by stockholders that are not affiliated with Altaris and receiving certain regulatory approvals.

•
Gross written premiums were $173.5 million in the fourth quarter, a $20.3 million, or 13.2%, increase compared to the same prior-year period. Full Year 2022 gross written premiums were $651.3 million, a $17.1 million, or 2.7%, increase compared to the same prior-year period.

•
Net earned premiums were $83.1 million in the fourth quarter, a $25.4 million, or 44.1%, increase compared to the same prior-year period. Full Year 2022 net earned premiums were $284.6 million, a $85.9 million, or 43.3%, increase compared to the same prior-year period.

•
Net loss was $91.4 million, or $1.78 per diluted share, compared to net income of $1.2 million, or $0.02 per diluted share in the same prior-year period.  Full Year 2022 net loss was $66.0 million, or $1.29 per diluted share, compared to net income of $19.3 million, or $0.38 per diluted share, in the same prior-year period. Net loss in the fourth quarter and Full Year 2022 was primarily driven by a $76.1 million noncash impairment to goodwill.

•
Adjusted net loss (1) was $11.4 million in the fourth quarter, or $0.22 per diluted share, compared to adjusted net income of $2.0 million, or $0.04 per diluted share in the same prior-year period. Full Year 2022 adjusted net income was $7.9 million, or $0.15 per diluted share, compared to $22.1 million, or $0.43 per diluted share, in the same prior-year period.

•
Underwriting loss was $18.1 million in the fourth quarter, compared to a loss of $0.1 million in the same prior-year period. Full Year 2022 underwriting loss was $5.5 million, compared to underwriting income of $13.2 million in the same prior-year period.

•
The Company’s fourth quarter loss and expense ratios were 94.1% and 27.7%, respectively, compared to 76.4% and 23.9%, respectively, in the same prior-year period. Full Year 2022 loss and expense ratios were 71.6% and 30.3%, respectively, compared to 65.8% and 27.5%, respectively, in the same prior-year period.

•	Combined ratio was 121.8% for the fourth quarter, compared to 100.3% for the same prior-year period. Full Year 2022 combined ratio was 101.9%, compared to 93.3% for the same prior-year period.

•
Fourth quarter return on equity of (101.8)%; adjusted return on equity (1) of (12.8)%; return on tangible equity of (195.6)%; and adjusted return on tangible equity(1) of (24.5)%. Full Year 2022 return on equity of (17.9)%; adjusted return on equity (1) of 2.1%; return on tangible equity of (34.0)%; and adjusted return on tangible equity of 4.1%.

(1) Adjusted net income (loss), adjusted diluted earnings per share, adjusted return on equity, adjusted return on tangible equity and underwriting income are non-GAAP financial measures. See discussion of “Key Metrics” below.

Underwriting Results

Gross written premiums were $173.5 million for the fourth quarter of 2022, a 13.2% increase compared to $153.3 million for the fourth quarter of 2021.

Gross unearned premiums increased $8.1 million in the fourth quarter of 2022, compared to a decrease of $2.9 million in the same prior-year period. As of December 31, 2022, the Company had net unearned premiums reflected on its balance sheet of $104.8 million, an increase of $3.3 million, or 3.3%, compared to September 30, 2022 and up $14.3 million, or 15.8%, from December 31, 2021.

Net earned premiums increased 44.1% to $83.1 million for the fourth quarter of 2022, compared to $57.6 million for the fourth quarter of 2021, primarily driven by an increase in both gross earned premiums and retention of gross written premiums.

General and administrative expenses were $23.0 million for the fourth quarter of 2022, compared to $13.8 million for the same prior-year period, primarily driven by an increase in net commissions resulting from increased retention and increased gross earned premiums. G&A operating expenses were $13.9 million in the fourth quarter of 2022, compared to $11.3 million in the prior-year period. The Company’s expense ratio was 27.7% for the fourth quarter of 2022, compared to 23.9% for the same prior-year period.

Net loss was $91.4 million for the fourth quarter of 2022, compared to net income of $1.2 million for the same prior-year period; fourth quarter 2022 net loss was primarily driven by a $76.1 million noncash impairment to goodwill to align book value to the fair value of the Company. Diluted loss per share for the fourth quarter of 2022 was $1.78. Adjusted net loss(1), which excludes intangible asset amortization, noncash stock compensation, the change in fair value of embedded derivatives and their related tax impact, unrealized gains or losses on equity securities and goodwill impairment, was $11.4 million for the fourth quarter of 2022, compared to adjusted net income of $2.0 million for the same prior-year period. Adjusted diluted loss per share for the fourth quarter of 2022 was $0.22.

Underwriting loss of $18.1 million resulted in a combined ratio of 121.8% for the fourth quarter of 2022, compared to underwriting loss of $0.1 million and a combined ratio of 100.3% for the same prior-year period. Losses and loss adjustment expenses for the fourth quarter of 2022 were $78.2 million, which resulted in a 94.1% loss ratio, compared to 76.4% in the same prior-year period primarily driven by development relating to the 2021 accident year and its effect on expected losses for 2022.

Investment Results

Net investment income was $5.0 million for the fourth quarter of 2022, compared to $2.2 million in the same prior-year period, primarily due to an increase in income from fixed maturities, income from funds held investments and equity securities.

Cash and invested assets consist primarily of fixed maturities, equity securities and cash equivalents. The Company’s investment portfolio totaled $587.3 million as of December 31, 2022 and was primarily comprised of fixed maturity securities that were classified as available-for-sale. The Company also had $108.0 million of cash and cash equivalents on its balance sheet as of December 31, 2022. The Company’s fixed maturities portfolio had an average rating of “AA” as of both December 31, 2022 and September 30, 2022.

Other

Other revenue was $1.1 million for the fourth quarter of 2022, compared to $1.6 million for the same prior-year period, due primarily to a year-over-year decrease in brokerage revenue.

Stockholders’ Equity and Returns

Total stockholders’ equity was $315.0 million at December 31, 2022, compared to $421.9 million at December 31, 2021. Return on equity was (101.8)% for the fourth quarter of 2022, compared to 1.2% for the same prior-year period, and adjusted return on equity(1) was (12.8)% for the fourth quarter of 2022, compared to 1.9% for the same prior-year period. Return on tangible equity was (195.6)% for the fourth quarter of 2022, compared to 2.4% for the same prior-year period and adjusted return on tangible equity was (24.5)% for the fourth quarter of 2022, compared to 3.9% for the same prior-year period.

Conference Call and Guidance

Due to the pending transaction with Altaris announced on December 16, 2022, the Company will not host a conference call in conjunction with its fourth quarter 2022 earnings release. Please visit the Investor Relations section of the Company’s website at https://investors.trean.com for the latest releases and information.  In addition, the Company will not provide guidance on its financial outlook for the first quarter 2023 or the full year 2023 as a result of the pending transaction.

Key Metrics

The Company discusses certain key financial and operating metrics, described below, which provide useful information about its business and the operational factors underlying its financial performance.

Underwriting income (loss) is a non-GAAP financial measure defined as income (loss) before taxes excluding net investment income, investment revaluation gains, net realized capital gains or losses, noncash intangible asset amortization, stock compensation and goodwill impairment, interest expense, other revenue and other income and expenses. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of underwriting income to income before taxes in accordance with GAAP.

Adjusted net income (loss) is a non-GAAP financial measure defined as net income excluding the impact of various specific events, noncash intangible asset amortization, stock compensation and goodwill impairment, other expenses and gains or losses that the Company does not believe reflect its core operating performance, which items may have a disproportionate effect in a given period, affecting comparability of the Company’s results across periods. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of adjusted net income to net income in accordance with GAAP.

Loss ratio, expressed as a percentage, is the ratio of losses and loss adjustment expenses to net earned premiums.

Expense ratio, expressed as a percentage, is the ratio of general and administrative expenses to net earned premiums.

Combined ratio is the sum of the loss ratio and the expense ratio. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Return on equity is net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.

Adjusted return on equity is a non-GAAP financial measured defined as adjusted net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of adjusted return on equity to return on equity in accordance with GAAP.

Tangible stockholders’ equity is defined as stockholders’ equity less goodwill and other intangible assets.

Return on tangible equity is a non-GAAP financial measure defined as net income expressed on an annualized basis as a percentage of average beginning and ending tangible stockholders’ equity during the period.

Adjusted return on tangible equity is a non-GAAP financial measure defined as adjusted net income expressed on an annualized basis as a percentage of average beginning and ending tangible stockholders’ equity during the period. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of adjusted return on tangible equity to return on equity in accordance with GAAP.

Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that are not historical or current facts. These statements may discuss the Company’s net income, cash flow, financial condition, impairments, expenditures, growth, strategies, plans, achievements, capital structure, organizational structure, market opportunities and general market and industry conditions. Such forward-looking statements can be identified by words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “predict,” “project,” “believe,” “seek,” “outlook,” “future,” “will,” “would,” “should,” “could,” “may,” “can have,” “likely” and similar terms. Forward-looking statements are based on management’s current expectations and assumptions about future events. These statements are only predictions and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements if the underlying assumptions prove to be incorrect or as a result of risks, uncertainties, and other factors, including the impact of the COVID-19 pandemic on the business and operations of the Company, our program partners and other business relations. Other factors that may cause such differences include the risks described in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. These forward-looking statements speak only as of the date on which they are made. Except as required by applicable securities laws, the Company disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments, changes in assumptions or otherwise. Investors are cautioned not to place undue reliance on the forward-looking statements contained in this press release or in other filings and public statements of the Company.

About Trean Insurance Group, Inc.

Trean Insurance Group, Inc. (Nasdaq: TIG) provides products and services to the specialty insurance market. Trean underwrites specialty casualty insurance products both through its program partners and its own managing general agencies. Trean also provides its program partners with a variety of services including issuing carrier services, claims administration and reinsurance brokerage. Trean is licensed to write business across 49 states and the District of Columbia. For more information, please visit www.trean.com.

Contacts

Investor Relations
investor.relations@trean.com
(952) 974-2260

Trean Insurance Group, Inc. and Subsidiaries

Condensed Consolidated and Combined Statements of Operations

(in thousands, except for share and per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Revenues
Gross written premiums	$173,528	$153,259	$651,303	$634,164
(Increase) decrease in gross unearned premiums	(8,102)	2,925	(9,074)	(61,911)
Gross earned premiums	165,426	156,184	642,229	572,253
Ceded earned premiums	(82,370)	(98,536)	(357,605)	(373,573)
Net earned premiums	83,056	57,648	284,624	198,680
Net investment income	4,951	2,159	10,087	8,721
Net realized gains (losses)	(26)	(23)	285	49
Other revenue	1,101	1,557	8,246	10,240
Total revenue	89,082	61,341	303,242	217,690
Expenses
Losses and loss adjustment expenses	78,150	44,037	203,877	130,772
General and administrative expenses	22,975	13,760	86,210	54,706
Other expenses	3,081	-	3,349	845
Intangible asset amortization	1,500	1,500	5,998	5,826
Noncash stock compensation	477	424	1,496	1,522
Interest expense	1,464	414	3,270	1,685
Goodwill impairment	76,053	-	76,053	-
Total expenses	183,700	60,135	380,253	195,356
Gains (losses) on embedded derivatives	(2,439)	357	12,024	2,226
Other income	30	28	106	219
Income (loss) before taxes	(97,027)	1,591	(64,881)	24,779
Income tax expense	(5,667)	347	1,074	5,449
Net income (loss)	$(91,360)	$1,244	$(65,955)	$19,330

Earnings (loss) per share:
Basic	$(1.78)	$0.02	$(1.29)	$0.38
Diluted	$(1.78)	$0.02	$(1.29)	$0.38

Weighted average shares outstanding:
Basic	51,221,594	51,175,996	51,203,370	51,162,293
Diluted	51,221,594	51,175,996	51,203,370	51,173,450

Key Metrics

(in thousands, except for percentages)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Key metrics:
Underwriting income (loss) (1)	$(18,069)	$(149)	$(5,463)	$13,202
Adjusted net income (loss) (1)	$(11,446)	$2,029	$7,860	$22,132
Loss ratio	94.1%	76.4%	71.6%	65.8%
Expense ratio	27.7%	23.9%	30.3%	27.5%
Combined ratio	121.8%	100.3%	101.9%	93.3%
Return on equity	(101.8)%	1.2%	(17.9)%	4.6%
Adjusted return on equity (1)	(12.8)%	1.9%	2.1%	5.3%
Return on tangible equity (1)	(195.6)%	2.4%	(34.0)%	9.7%
Adjusted return on tangible equity (1)	(24.5)%	3.9%	4.1%	11.0%

(1) Adjusted net income, adjusted return on equity, return on tangible equity, adjusted return on tangible equity and underwriting income are non-GAAP financial measures. See “Reconciliation of Non-GAAP Financial Measures” below for a reconciliation to the applicable GAAP measure.

Trean Insurance Group, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2022	December 31, 2021
Assets	(unaudited)
Fixed maturities, available for sale	$552,243	$471,061
Equity securities, at fair value	35,041	969
Total investments	587,284	472,030

Cash and cash equivalents	107,991	129,577
Restricted cash	1,083	407
Accrued investment income	3,726	2,344
Premiums and other receivables	160,282	141,920
Income taxes receivable	5,841	460
Reinsurance recoverable	408,522	377,241
Prepaid reinsurance premiums	124,269	129,411
Deferred policy acquisition cost, net	18,858	13,344
Property and equipment, net	7,151	7,632
Right of use asset	2,764	4,530
Deferred tax asset	5,958	-
Goodwill	66,294	142,347
Intangible assets, net	67,117	73,114
Other assets	14,799	8,658
Total assets	$1,581,939	$1,503,015

Liabilities
Unpaid loss and loss adjustment expenses	$632,910	$544,320
Unearned premiums	229,112	219,940
Funds held under reinsurance agreements	241,291	199,410
Reinsurance premiums payable	50,861	45,130
Accounts payable, accrued expenses and other liabilities	32,609	29,448
Lease liability	3,063	4,976
Deferred tax liability	-	7,520
Debt	77,074	30,362
Total liabilities	1,266,920	1,081,106
Commitments and contingencies
Stockholders' Equity
Preferred stock, $0.01 par value per share (100,000,000 authorized; zero issued and outstanding)	-	-
Common stock, $0.01 par value per share (600,000,000 authorized; 51,222,485 and 51,176,887 issued and outstanding as of December 31, 2022 and December 31, 2021, respectively)	512	512
Additional paid-in capital	290,095	288,623
Retained earnings	62,435	128,390
Accumulated other comprehensive income (loss)	(38,023)	4,384
Total stockholders' equity	315,019	421,909
Total liabilities and stockholders' equity	$1,581,939	$1,503,015

Supplemental Table of Other Revenue Components

	Three Months Ended December 31,		Twelve Months Ended December 31,
(unaudited, in thousands)	2022	2021	2022	2021
Other Revenue
Brokerage	$309	$822	$5,705	$7,036
Managing general agent fees	75	196	326	603
Third-party administrator fees	520	417	1,358	1,608
Consulting and other fee-based revenue	197	122	857	993
Total other revenue	$1,101	$1,557	$8,246	$10,240

Supplemental Table of Net Investment Income Components

	Three Months Ended December 31,		Twelve Months Ended December 31,
(unaudited, in thousands)	2022	2021	2022	2021
Fixed maturities	$3,127	$1,597	$9,316	$6,331
Income on funds held investments	1,273	555	3,668	2,338
Equity securities	677	7	1,708	48
Unrealized losses on equity securities	(255)	-	(4,797)	-
Interest on cash and short-term investments	129	-	192	4
Total net investment income	$4,951	$2,159	$10,087	$8,721

Supplemental Table of Gains (Losses) on Embedded Derivative Components

	Three Months Ended December 31,		Twelve Months Ended December 31,
(unaudited, in thousands)	2022	2021	2022	2021
Change in fair value of embedded derivatives	$(1,166)	$905	$15,682	$4,666
Effect of net investment income on funds held investments	(1,273)	(555)	(3,668)	(2,338)
Effect of realized (gains) losses on funds held investments	-	7	10	(102)
Total gains (losses) on embedded derivatives	$(2,439)	$357	$12,024	$2,226

Supplemental Table of Net G&A Components

	Three Months Ended December 31,		Twelve Months Ended December 31,
(unaudited, in thousands)	2022	2021	2022	2021
Direct commissions	$29,175	$27,660	$114,866	$105,965
Ceding commissions	(25,218)	(31,140)	(102,759)	(120,688)
Net commissions	3,957	(3,480)	12,107	(14,723)
Insurance-related expense	5,092	5,936	22,790	20,732
G&A operating expenses	13,926	11,304	51,313	48,697
Total G&A expense	$22,975	$13,760	$86,210	$54,706

G&A operating expense - % of GWP	8.0%	7.4%	7.9%	7.7%
Retention rate(1)	50.2%	36.9%	44.3%	34.7%
Direct commission rate(2)	17.6%	17.7%	17.9%	18.5%
Ceding commission rate(3)	30.6%	31.6%	28.7%	32.3%

(1)	Net earned premiums as a percentage of gross earned premiums.
(2)	Direct commissions as a percentage of gross earned premiums.
(3)	Ceding commissions as a percentage of ceded earned premiums.

Reconciliation of Non-GAAP Financial Measures

Underwriting income (loss)

The Company defines underwriting income (loss) as income (loss) before taxes excluding net investment income, noncash changes in fair value of embedded derivatives, investment revaluation gains, net realized capital gains or losses, noncash intangible asset amortization, stock compensation and goodwill impairment, interest expense, other revenue and other income and expenses. Underwriting income (loss) represents the pre-tax profitability of the Company’s underwriting operations and allows management to evaluate the Company’s underwriting performance without regard to investment income, intangible asset amortization, noncash stock compensation, interest expense, other revenue and other income and expenses. The Company uses this metric because the Company believes it gives management and other users of the Company’s financial information useful insight into the Company’s underwriting business performance by adjusting for these expenses and sources of income. Underwriting income (loss) should not be viewed as a substitute for net income (loss) calculated in accordance with GAAP, and other companies may define underwriting income differently.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(unaudited, in thousands)	2022	2021	2022	2021
Net income (loss)	$(91,360)	$1,244	$(65,955)	$19,330
Income tax expense	(5,667)	347	1,074	5,449
Income (loss) before taxes	(97,027)	1,591	(64,881)	24,779
Other revenue	(1,101)	(1,557)	(8,246)	(10,240)
Change in fair value of embedded derivatives	2,439	(357)	(12,024)	(2,226)
Net investment income	(4,951)	(2,159)	(10,087)	(8,721)
Net realized losses (gains)	26	23	(285)	(49)
Other expenses	3,081	-	3,349	845
Goodwill impariment	76,053	-	76,053	-
Interest expense	1,464	414	3,270	1,685
Intangible asset amortization	1,500	1,500	5,998	5,826
Noncash stock compensation	477	424	1,496	1,522
Other income	(30)	(28)	(106)	(219)
Underwriting income (loss)	$(18,069)	$(149)	$(5,463)	$13,202

Adjusted net income (loss)

The Company defines adjusted net income (loss) as net income (loss) excluding the impact of certain items, including noncash intangible asset amortization, stock compensation and goodwill impairment, noncash changes in fair value of embedded derivatives, other expenses and gains or losses that the Company believes do not reflect its core operating performance, which items may have a disproportionate effect in a given period, affecting comparability the Company’s results across periods. The Company calculates the tax impact only on adjustments that would be included in calculating the Company’s income tax expense using an expected effective tax rate for the applicable years. The Company uses adjusted net income (loss) as an internal performance measure in the management of its operations because the Company believes it gives its management and other users of its financial information useful insight into the Company’s results of operations and underlying business performance by eliminating the effects of these items. Adjusted net income (loss) should not be viewed as a substitute for net income (loss) calculated in accordance with GAAP, and other companies may define adjusted net income (loss) differently.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(unaudited, in thousands)	2022	2021	2022	2021
Net income (loss)	$(91,360)	$1,244	$(65,955)	$19,330
Intangible asset amortization	1,500	1,500	5,998	5,826
Noncash stock compensation	477	424	1,496	1,522
Change in fair value of embedded derivatives	1,166	(905)	(15,682)	(4,666)
Unrealized losses on equity securities	255	-	4,797	-
Realized (gain) loss on sale of investment	(15)	-	(1,415)	112
Other expenses	3,081	-	3,349	845
Goodwill impairment	76,053	-	76,053	-
Total adjustments	82,517	1,019	74,596	3,639
Tax impact of adjustments	$(2,603)	(234)	$(781)	(837)
Adjusted net income (loss)	$(11,446)	$2,029	$7,860	$22,132

Adjusted return on equity

The Company defines adjusted return on equity as adjusted net income (loss) expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period. The Company uses adjusted return on equity as an internal performance measure in the management of its operations because the Company believes it gives management and other users of the Company’s financial information useful insight into the Company’s results of operations and underlying business performance by adjusting for items that the Company believes do not reflect its core operating performance and that may diminish comparability across periods. Adjusted return on equity should not be viewed as a substitute for return on equity calculated in accordance with GAAP, and other companies may define adjusted return on equity differently.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(unaudited, in thousands)	2022	2021	2022	2021
Adjusted return on equity calculation:
Numerator: adjusted net income (loss)	$(11,446)	$2,029	$7,860	$22,132
Denominator: average stockholders' equity	359,038	422,101	368,464	416,008
Adjusted return on equity	(12.8)%	1.9%	2.1%	5.3%
Return on equity	(101.8)%	1.2%	(17.9)%	4.6%

Return on tangible equity and adjusted return on tangible equity

The Company defines tangible stockholders’ equity as stockholders’ equity less goodwill and other intangible assets. The Company defines return on tangible equity as net income (loss) expressed on an annualized basis as a percentage of average beginning and ending tangible stockholders’ equity during the period. The Company defines adjusted return on tangible equity as adjusted net income (loss) expressed on an annualized basis as a percentage of average beginning and ending tangible stockholders’ equity during the period. The Company regularly evaluates acquisition opportunities and have historically made acquisitions that affect stockholders’ equity. The Company uses return on tangible equity and adjusted return on tangible equity as internal performance measures in the management of the Company’s operations because the Company believes they give management and other users of its financial information useful insight into the Company’s results of operations and underlying business performance by adjusting for the effects of acquisitions on the Company’s stockholders’ equity and, in the case of adjusted return on tangible equity, by adjusting for items that the Company believes do not reflect its core operating performance and that may diminish comparability across periods. Return on tangible equity and adjusted return on tangible equity should not be viewed as substitutes for return on equity calculated in accordance with GAAP, and other companies may define return on tangible equity and adjusted return on tangible equity differently.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(unaudited, in thousands)	2022	2021	2022	2021
Return on tangible equity calculation:
Numerator: net income (loss)	$(91,360)	$1,244	$(65,955)	$19,330
Denominator:
Average stockholders' equity	359,038	422,101	368,464	416,008
Less: Average goodwill and other intangible assets	172,187	216,108	174,436	215,709
Average tangible stockholders' equity	186,851	205,993	194,028	200,299
Return on tangible equity	(195.6)%	2.4%	(34.0)%	9.7%
Return on equity	(101.8)%	1.2%	(17.9)%	4.6%

	Three Months Ended December 31,		Twelve Months Ended December 31,
(unaudited, in thousands)	2022	2021	2022	2021
Adjusted return on tangible equity calculation:
Numerator: adjusted net income (loss)	$(11,446)	$2,029	$7,860	$22,132
Denominator: average tangible stockholders' equity	186,851	205,993	194,028	200,299
Adjusted return on tangible equity	(24.5)%	3.9%	4.1%	11.0%
Return on equity	(101.8)%	1.2%	(17.9)%	4.6%